                          MAINSTAY VP SERIES FUND, INC.

                              INITIAL CLASS SHARES

                       STATEMENT OF ADDITIONAL INFORMATION

                                   MAY 1, 2006

                                   ----------

MainStay VP Balanced Portfolio
MainStay VP Basic Value Portfolio
MainStay VP Bond Portfolio
MainStay VP Capital Appreciation Portfolio
MainStay VP Cash Management Portfolio
MainStay VP Common Stock Portfolio
MainStay VP Conservative Allocation Portfolio
MainStay VP Convertible Portfolio
MainStay VP Developing Growth Portfolio
MainStay VP Floating Rate Portfolio
MainStay VP Government Portfolio
MainStay VP Growth Allocation Portfolio
MainStay VP High Yield Corporate Bond Portfolio
MainStay VP Income & Growth Portfolio
MainStay VP International Equity Portfolio
MainStay VP Large Cap Growth Portfolio
MainStay VP Mid Cap Core Portfolio
MainStay VP Mid Cap Growth Portfolio
MainStay VP Mid Cap Value Portfolio
MainStay VP Moderate Allocation Portfolio
MainStay VP Moderate Growth Allocation Portfolio
MainStay VP S&P 500 Index Portfolio
MainStay VP Small Cap Growth Portfolio
MainStay VP Total Return Portfolio
MainStay VP Value Portfolio

Although not a prospectus, this Statement of Additional Information ("SAI") supplements the information contained in the prospectus dated May 1, 2006 for Initial Class shares of the MainStay VP Series Fund, Inc. (the "Fund"), as amended or supplemented from time to time (the "Prospectus"). This SAI is incorporated by reference in and is made part of the Prospectus, and should be read in conjunction with the Prospectus. The Prospectus is available without charge by writing to New York Life Insurance and Annuity Corporation, 51 Madison Avenue, Room 452, New York, New York 10010 or by calling toll free1-800-598-2019.

The financial statements of the Portfolios (as defined herein), including the Financial Highlights for the fiscal year ended December 31, 2005, as presented in the 2005 Annual Reports to Shareholders and the Report to Shareholders thereon of PricewaterhouseCoopers LLP, an independent registered public accounting firm, appearing therein are incorporated by reference into this SAI.

Portfolios described in this SAI may not be available in all New York Life Insurance and Annuity Corporation products.


                                       A-1

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                                TABLE OF CONTENTS

MAINSTAY VP SERIES FUND, INC..............................................     1
ADDITIONAL INFORMATION ABOUT THE PORTFOLIOS...............................     1
THE FUND'S INVESTMENT POLICIES............................................    11
FUNDAMENTAL INVESTMENT POLICIES APPLICABLE TO THE PORTFOLIOS..............    11
NON-FUNDAMENTAL INVESTMENT POLICIES.......................................    12
   NON-FUNDAMENTAL POLICIES RELATED TO PORTFOLIO NAMES....................    13
INVESTMENT PRACTICES, INSTRUMENTS AND RISKS COMMON TO THE ASSET
   ALLOCATION PORTFOLIOS AND UNDERLYING PORTFOLIOS........................    14
ANTICIPATED USE OF INVESTMENTS............................................    15
SPECIAL CONSIDERATIONS FOR THE S&P 500(R) INDEX PORTFOLIO.................    16
NONE OF THE PORTFOLIOS ALONE CONSTITUTES A COMPLETE INVESTMENT PROGRAM....    16
   ARBITRAGE..............................................................    17
   BANK OBLIGATIONS.......................................................    17
   BORROWING..............................................................    17
   BRADY BONDS............................................................    18
   COMMERCIAL PAPER.......................................................    18
   CONVERTIBLE SECURITIES.................................................    18
   DEBT SECURITIES........................................................    20
   DEPOSITARY RECEIPTS....................................................    21
   EXCHANGE TRADED FUNDS..................................................    21
   FIRM OR STANDBY COMMITMENTS............................................    22
   FLOATING AND VARIABLE RATE SECURITIES..................................    23
   FLOATING RATE LOANS....................................................    23
   FOREIGN CURRENCY TRANSACTIONS..........................................    25
   FOREIGN GOVERNMENT AND SUPRANATIONAL ENTITY SECURITIES.................    27
   FOREIGN INDEX-LINKED INTSRUMENTS.......................................    28
   FOREIGN SECURITIES.....................................................    28
   FUTURES TRANSACTIONS...................................................    29
   HIGH YIELD SECURITIES ("JUNK BONDS")...................................    36
   ILLIQUID AND RESTRICTED SECURITIES - RULE 144A SECURITIES AND
      SECTION 4(2) COMMERCIAL   PAPER.....................................    37
   LENDING OF PORTFOLIO SECURITIES........................................    38
   LOAN PARTICIPATION INTERESTS...........................................    39
   MORTGAGE DOLLAR ROLLS..................................................    40
   MORTGAGE-RELATED AND OTHER ASSET-BACKED SECURITIES.....................    40

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
   OPTIONS ON FOREIGN CURRENCIES..........................................    46
   OPTIONS ON SECURITIES..................................................    48
   REAL ESTATE INVESTMENT TRUSTS ("REITS")................................    51
   REPURCHASE AGREEMENTS..................................................    52
   REVERSE REPURCHASE AGREEMENTS..........................................    53
   SECURITIES INDEX OPTIONS...............................................    53
   SECURITIES OF OTHER INVESTMENT COMPANIES...............................    54
   SHORT SALES AGAINST THE BOX............................................    54
   SOURCES OF LIQUIDITY OR CREDIT SUPPORT.................................    55
   STRIPPED SECURITIES....................................................    55
   SWAP AGREEMENTS........................................................    55
   TEMPORARY DEFENSIVE POSITION; CASH EQUIVALENTS.........................    57
   U.S. GOVERNMENT SECURITIES.............................................    57
   UNFUNDED LOAN COMMITTMENTS.............................................    57
   WARRANTS...............................................................    58
   WHEN-ISSUED SECURITIES.................................................    58
   ZERO COUPON BONDS......................................................    59
MANAGEMENT OF THE FUND....................................................    59
THE MANAGER AND THE SUBADVISORS...........................................    66
ADMINISTRATIVE SERVICES...................................................    70
EXPENSES BORNE BY THE FUND................................................    71
PROXY VOTING POLICIES AND PROCEDURES......................................    72
DISCLOSURE OF PORTFOLIO HOLDINGS..........................................    78
PORTFOLIO BROKERAGE.......................................................    90
NET ASSET VALUE...........................................................   100
   HOW PORTFOLIO SECURITIES ARE VALUED....................................   100
PURCHASE AND REDEMPTION OF SHARES.........................................   101
TAX INFORMATION...........................................................   102
GENERAL INFORMATION.......................................................   104
   CONTROL PERSONS AND PRINCPIAL HOLDERS OF SECURITIES....................   105
CODE OF ETHICS............................................................   106
LEGAL COUNSEL.............................................................   106
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.............................   106
APPENDIX A: DESCRIPTION OF SECURITIES RATINGS.............................   A-1

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                          MAINSTAY VP SERIES FUND, INC.

     MainStay VP Series Fund, Inc. (the "Fund"), an open-end management investment company, was incorporated under Maryland law on June 3, 1983. Each Portfolio of the Fund is diversified except for the MainStay VP Floating Rate Portfolio. The Fund was formerly known as the New York Life MFA Series Fund, Inc. On August 22, 1996, the Fund's name changed to its present form. New York Life Investment Management LLC ("NYLIM" or the "Manager") serves as the investment adviser for the Portfolios.

                   ADDITIONAL INFORMATION ABOUT THE PORTFOLIOS

     The Prospectus discusses the investment objectives, strategies, risks and expenses of the Portfolios. This section contains supplemental information concerning certain securities and other instruments in which the Portfolios may invest, the investment policies and portfolio strategies that the Portfolios may utilize, and certain risks involved with those investment policies and strategies. Subject to the limitations set forth herein and in the Portfolio's Prospectus, the Manager or the Subadvisors may, in their discretion, at any time, employ such practice, technique or instrument for one or more Portfolios but not for all of the Portfolios. Furthermore, it is possible that certain types of financial instruments or investment techniques described herein may not be available, permissible, economically feasible, or effective for their intended purposes in all markets. Certain practices, techniques, or instruments may not be principal activities of a Portfolio but, to the extent employed, could from time to time have a material impact on that Portfolio's performance.

BALANCED PORTFOLIO

     The Balanced Portfolio's investment objective is to seek high total return. The Portfolio invests approximately 60% of its net assets plus any borrowings in stocks and 40% of its net assets plus any borrowings in fixed-income securities (such as bonds) and cash equivalents. Although this 60/40 ratio may vary, the Portfolio will always invest at least 25% of its net assets plus any borrowings in fixed-income securities. By holding both stocks and bonds, the Portfolio seeks a balance between capital gains from stock appreciation and current income from interest and dividends.

BASIC VALUE PORTFOLIO

     The Basic Value Portfolio's investment objective is capital appreciation. Under normal circumstances, the Portfolio invests at least 80% of its assets in domestic and foreign large company stocks. Large company stocks are those with market capitalizations in excess of $5 billion. The Portfolio invests primarily in issuers that are characterized as "value" companies. Value companies are those The Dreyfus Corporation, the Portfolio's Subadvisor, believes are underpriced according to certain financial measurements of their intrinsic worth or business prospects, such as price to earnings or price to book ratios. Equity securities consist of common stocks, convertible securities and preferred stocks. Generally, the weighting in any one sector shall not be more than the greater of ten percentage points above the benchmark or 35% of the Portfolio. The Portfolio may overweight (or underweight) certain market sectors, which may cause the Portfolio's performance to be more (or less) sensitive to developments affecting those sectors.

BOND PORTFOLIO

     The Bond Portfolio's investment objective is to seek the highest income over the long term consistent with preservation of principal. The Portfolio normally invests at least 80% of its assets in bonds, which include all types of debt securities such as:

     - debt or debt-related securities issued or guaranteed by the U.S. or foreign governments, their agencies or instrumentalities;

     -    obligations of international or supranational entities;

     -    debt securities issued by U.S. or foreign corporate entities;

     -    zero coupon bonds;

     - mortgage-related and other asset-backed securities; and loan participation agreements; and


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     -    loan participation agreements.

     The effective maturity of this portion of the Portfolio's holdings will usually be in the intermediate range (three to ten years), although it may vary depending on market conditions as determined by NYLIM, the Portfolio's Manager. At least 65% of the Portfolio's total assets will be invested in debt securities rated Baa or better by Moody's or BBB or better by S&P when purchased, or if unrated, determined by the Manager to be of comparable quality.

     As part of the Portfolio's principal investment strategies, the Manager may use investment practices such as mortgage dollar rolls and portfolio securities lending.

CAPITAL APPRECIATION PORTFOLIO

     The Capital Appreciation Portfolio's investment objective is to seek long-term growth of capital. Dividend income, if any, is an incidental consideration. The Portfolio normally invests in securities of U.S. companies with investment characteristics such as:

     -    participation in expanding product or service markets;

     -    increasing unit sales volume;

     -    increasing return on investment; and

     - growth in revenues and earnings per share superior to that of the average of common stocks comprising indices such as the S&P 500(R) Index.

     The Portfolio also may invest up to 20% of its net assets in debt securities, U.S. government securities and cash or cash equivalents. The Portfolio may also invest in convertible securities and real estate investment trusts ("REITs"). REITs are pooled investment vehicles that invest primarily in either real estate or real estate-related loans. The value of a REIT is affected by changes in the values of the properties owned by the REIT or securing mortgages held by the REIT. REITs are dependent upon cash flow from their investments to repay financing costs.

CASH MANAGEMENT PORTFOLIO

     The Cash Management Portfolio's investment objective is to seek as high a level of current income as is considered consistent with the preservation of capital and liquidity. MacKay Shields LLC is the Portfolio's Subadvisor. The Portfolio invests in short-term dollar-denominated securities, maturing in 397 days (13 months) or less. The weighted average portfolio maturity will not exceed 90 days. These securities may include U.S. government securities; bank and bank holding company obligations, such as certificates of deposit ("CDs") and bankers' acceptances; commercial paper, which is short-term, unsecured loans to corporations; other corporate loans of one year or less; and dollar-denominated loans to U.S. and foreign issuers and securities of foreign branches of U.S. banks and foreign banks, such as negotiable CDs, also known as Eurodollars. These securities may be variable rate notes, floating rate notes and mortgage-related and asset-backed securities.

     Mortgage-related securities (including mortgage-backed securities) are debt securities whose values are based on underlying pools of mortgages. These securities may be issued by U.S. governmental entities or private issuers. The values of asset-backed securities are based on underlying pools of other receivables. Variable rate notes are debt securities that provide for periodic adjustments in their interest rate. Floaters are debt securities with a floating rate of interest that is tied to another interest rate such as a money market index or Treasury bill rate. Since the Fund's portfolio may contain such securities, an investment therein involves investment risks that are different in some respects from an investment in a fund that invests only in debt obligations of U.S. domestic issuers. Such risks may include future political and economic developments, the possible imposition of foreign withholding taxes on interest income payable on the securities held in the portfolio, possible seizure or nationalization of foreign deposits, the possible establishment of exchange controls or the

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adoption of other foreign governmental restrictions which might adversely affect the payment of the principal of and interest on securities in the portfolio. All securities purchased by the Portfolio must meet the requirements of Rule 2a-7 under the Investment Company Act of 1940, as amended (the "1940 Act"), and must have a reasonable expectation that at any time until the final maturity of a floating or variable rate instrument or the period remaining until the principal amount can be recovered through demand, the market value of the floating or variable rate instrument will approximate its amortized cost.

     All of the assets of the Portfolio will generally be invested in obligations which mature in 397 days or less and substantially all these investments will be held to maturity; however, securities collateralizing repurchase agreements may have maturities in excess of 397 days. The Portfolio will, to the extent feasible, make portfolio investments primarily in anticipation of or in response to changing economic and money market conditions and trends. The dollar-weighted average maturity of the Portfolio's holdings may not exceed 90 days. Consistent with the provisions of Rule 2a-7 under the 1940 Act, the Portfolio invests only in U.S. dollar-denominated money market instruments that present minimal credit risk and, with respect to 95% of its total assets, measured at the time of investment, that are of the highest quality. MacKay Shields shall determine whether a security presents minimal credit risk under procedures adopted by the Fund's Board of Directors. A money market instrument will be considered to be highest quality if it meets the following conditions:

     (1)  if rated in the highest rating by:

          (i) any two nationally recognized statistical rating organizations ("NRSROs") or,

          (ii) if rated by only one NRSRO, by that NRSRO;

     (2) if issued by an issuer that received a short-term rating from an NRSRO with respect to a class of debt obligations that is comparable in priority and security and that are rated in the highest rating category by

          (i)  any two NRSROs or,

          (ii) if rated by only one NRSRO, by that NRSRO, and whose acquisition is approved or ratified by the Board of Directors;

     (3) an unrated security that is of comparable quality to a security in the highest rating category as determined by MacKay Shields;

     (4) (i) with respect to a security that is subject to any features that entitles the holder, under certain circumstances, to receive the approximate amortized cost of the underlying security or securities plus accrued interest "Demand Feature" or obligations of a person other than the issuer of the security, under certain circumstances, to undertake to pay the principal amount of the underlying security plus interest "Guarantee", the Guarantee has received a rating from an NRSRO or the Guarantee is issued by a guarantor that has received a rating from an NRSRO with respect to a class of debt obligations that is comparable in priority and security to the Guarantee, with certain exceptions, and (ii) the issuer of the Demand Feature or Guarantee, or another institution, has undertaken promptly to notify the holder of the security in the event that the Demand Feature or Guarantee is substituted with another Demand Feature or Guarantee;

     (5) if it is a security issued by a money market fund registered with the SEC under the 1940 Act; or

     (6)  if it is a Government Security.

     With respect to 5% of its total assets, measured at the time of investment, the Portfolio may also invest in money market instruments that are in the second-highest rating category for short-term debt obligations.

     The Portfolio may not invest more than 5% of its total assets, measured at the time of investment, in securities of any one issuer that are of the highest quality, except that the Portfolio may exceed this 5% limitation with respect to 25% of its total assets for up to three business days after the purchase of securities of any one issuer, and except that this limitation shall not apply to U.S. government securities or securities subject to certain Guarantees. Immediately after the acquisition of any Demand Feature or Guarantee, the

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Portfolio, with respect to 75% of its total assets, shall not have invested more than 10% of its total assets in securities issued by or subject to Demand Features or Guarantees from the institution that issued the Demand Feature or Guarantee, with certain exceptions. In addition, immediately after the acquisition of any Demand Feature or Guarantee (or a security after giving effect to the Demand Feature or Guarantee) that is not within the highest rating category by NRSROs, the Portfolio shall not have invested more than 5% of its total assets in securities issued by or subject to Demand Features or Guarantees from the institution that issued the Demand Feature or Guarantee.

     The Portfolio may not invest more than the greater of 1% of its total assets or one million dollars, measured at the time of investment, in securities of any one issuer that are in the second-highest rating category, except that this limitation shall not apply to U.S. Government securities or securities subject to certain Guarantees. In the event that an instrument acquired by the Portfolio is downgraded or otherwise ceases to be of the quality that is eligible for the Portfolio, MacKay Shields, under procedures approved by the Board of Directors shall promptly reassess whether such security presents minimal credit risk and shall recommend to the Valuation Committee of the Board of Directors ("the Valuation Committee") that the Portfolio take such action as it determines is in the best interest of the Portfolio and its shareholders. The Valuation Committee, after consideration of the recommendation of MacKay Shields and such other information as it deems appropriate, shall cause the Portfolio to take such action as it deems appropriate, and shall report promptly to the Board of Directors the action it has taken and the reasons for such action.

     Pursuant to the rule, the Portfolio uses the amortized cost method of valuing its investments, which facilitates the maintenance of the Portfolio's per share net asset value at $1.00. The amortized cost method, which is normally used to value all of the Portfolio's securities involves initially valuing a security at its cost and thereafter amortizing to maturity any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument.

     The Directors have established procedures designed to stabilize, to the extent reasonably possible, the Portfolio's price per share as computed for the purpose of sales and redemptions at $1.00. Such procedures include review of the Portfolio's holdings by the Directors, at such intervals as they deem appropriate, to determine whether the Portfolio's net asset value calculated by using available market quotations or market equivalents (the determination of value by reference to interest rate levels, quotations of comparable securities and other factors) deviates from $1.00 per share based on amortized cost.

     The extent of deviation between the Portfolio's net asset value based upon available market quotations or market equivalents and $1.00 per share based on amortized cost will be periodically examined by the Directors. If such deviation exceeds 1/2 of 1%, the Directors will promptly consider what action, if any, will be initiated. In the event the Directors determine that a deviation exists that may result in material dilution or other unfair results to investors or existing shareholders, they will take such corrective action as they deem necessary and appropriate, including the sale of portfolio instruments prior to maturity to realize capital gains or losses or to shorten average portfolio maturity; withholding part or all of dividends or payment of distributions from capital or capital gains; redemptions of shares in kind; or establishing a net asset value per share by using available market quotations or equivalents. In addition, in order to stabilize the net asset value per share at $1.00, the Directors have the authority to (1) reduce or increase the number of shares outstanding on a pro rata basis, and (2) offset each shareholder's pro rata portion of the deviation between the net asset value per share and $1.00 from the shareholder's accrued dividend account or from future dividends.

     The Portfolio may hold cash for the purpose of stabilizing its net asset value per share. Holdings of cash, on which no return is earned, would tend to lower the yield on the Portfolio's shares.

     The Portfolio may also, consistent with the provisions of the rule, invest in securities with a face maturity of more than thirteen months, provided that the security is either a variable or floating rate U.S. government security, or a floating or variable rate security with certain demand or interest rate reset features.

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CONVERTIBLE PORTFOLIO

     The Convertible Portfolio's investment objective is to seek capital appreciation together with current income. The Portfolio normally invests at least 80% of its assets in "convertible securities" such as: bonds, debentures, corporate notes, preferred stocks or other securities that are convertible into common stock or the cash value of a stock or a basket or index of equity securities.

     The Portfolio takes a flexible approach by investing in a broad range of securities of a variety of companies and industries. The Portfolio invests in high-yield debt securities and may invest without restriction in securities rated BB or B by S&P or Ba or B by Moody's. The balance of the Portfolio may be invested in or held in non-convertible debt, equity securities that do not pay regular dividends, U.S. government securities and cash or cash equivalents.

COMMON STOCK PORTFOLIO

     The Common Stock Portfolio's investment objective is to seek long-term growth of capital, with income as a secondary consideration. The Portfolio normally invests at least 80% of its assets in common stocks.

     NYLIM, the Portfolio's Manager, will seek to identify companies that are considered to have a high probability of outperforming the S&P 500(R) Index over the following six to twelve months. The underlying process for selecting stocks is based on a quantitative process that ranks stocks based on traditional value measures, earnings quality and technical factors. On occasion, trading strategies that seek to realize returns over shorter periods may be employed. The Portfolio normally invests in common stocks of well-established U.S. companies, primarily those with large capitalizations.

DEVELOPING GROWTH PORTFOLIO

     The Developing Growth Portfolio's investment objective is to seek long-term growth of capital through a diversified and actively-managed portfolio consisting of developing growth companies, many of which are traded over the counter.

     Normally, the Portfolio invests primarily in the common stocks of companies with above average long-range growth potential, particularly smaller companies considered to be in the developing growth phase. This phase is a period of swift development, when growth occurs at a rate rarely equaled by established companies in their mature years. The Portfolio looks for companies in this phase and, under normal circumstances, will invest at least 65% of its total assets in securities of such companies. Developing growth companies are almost always small, often young (in relation to the large companies which make up the S&P 500(R) Index, and their shares are frequently traded over the counter. A small company is defined as a company having a market capitalization at the time of purchase that falls within the market capitalization range of companies in the Russell 2000(R) Index, a widely-used benchmark for small-cap stock performance.

     Lord, Abbett & Co. LLC, the Portfolio's Subadvisor, purchases the securities of companies that it believes have passed the pitfalls of the formative years, and may now be in a position to grow rapidly in their market. The Subadvisor uses a bottom-up stock selection process, which means that it focuses on the investment fundamentals of companies, rather than reacting to stock market events. However, the actual growth of a company cannot be foreseen and it may be difficult to determine in which phase a company is presently situated. In addition, the Portfolio may invest in companies which are in their formative years.

FLOATING RATE PORTFOLIO

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     The Floating Rate Portfolio's investment objective is to seek to provide high current income. The Portfolio normally invests at least 80% of its assets in a portfolio of floating rate loans and other floating rate debt securities. The Portfolio may also purchase fixed income debt securities and money market securities or instruments.

     When NYLIM, the Portfolio's Manager believes that market or economic conditions are unfavorable to investors, up to 100% of the Portfolio's assets may be invested in money market or short-term debt securities. The Manager may also invest in these types of securities or hold cash while looking for suitable investment opportunities or to maintain liquidity. Floating rate loans ("Floating Rate Loans") offer a favorable yield spread over other short-term fixed-income alternatives. Historically, Floating Rate Loans have displayed little correlation to the movements of U.S. common stocks, high-grade bonds, U.S. government securities and other traditional investments.

     Floating rate loans are provided by banks and other financial institutions to large corporate customers. Companies undertake these loans to finance acquisitions, buy-outs, recapitalizations or other leveraged transactions. Floating Rate Loans are speculative investments and are rated below investment grade quality, but they are not junk bonds. They typically have less credit risk and lower default rates than junk bonds. Typically, these loans are the most senior source of capital in a borrower's capital structure and have certain of the borrower's assets pledged as collateral. The collateral may include both tangible and intangible assets of the borrower. Floating Rate Loans feature rates that reset regularly, maintaining a fixed spread over the London-Interbank Offered Rate (LIBOR) or the prime rates of large money-center banks. The interest rates for Floating Rate Loans typically reset quarterly, although rates on some loans may adjust at other intervals. Floating Rate Loans mature, on average, in five to seven years, but loan maturity can be as long as nine years.

     The Portfolio may invest up to 25% of its total assets in foreign securities. The foreign securities are generally U.S. dollar-denominated loans and other debt securities issued by one or more non-U.S. borrower(s) without a U.S. domiciled co-borrower.

GOVERNMENT PORTFOLIO

     The Government Portfolio's investment objective is to seek a high level of current income, consistent with safety of principal. The Portfolio normally invests at least 80% of its assets in U.S. government securities. It may invest up to 20% of its net assets in mortgage-related and asset-backed securities or other securities that are not U.S. government securities. Mortgage-related securities (including mortgage-backed securities) are debt securities whose values are based on underlying pools of mortgages. These securities may be issued by U.S. governmental entities or private issuers. Asset-backed securities are debt securities whose values are based on underlying pools of credit receivables.

HIGH YIELD CORPORATE BOND PORTFOLIO

     The High Yield Corporate Bond Portfolio's investment objective is to maximize current income through investment in a diversified portfolio of high yield, high risk debt securities that are ordinarily in the lower rating categories of recognized rating agencies (that is, rated below Baa by Moody's or BBB by S&P). Capital appreciation is a secondary objective.

     Under normal circumstances, the Portfolio invests at least 80% of its assets in high yield corporate debt securities, including all types of high yield domestic and foreign corporate debt securities that are rated below investment grade by Moody's or S&P or that are unrated but that are considered by MacKay Shields LLC, the Portfolio's Subadvisor, to be of comparable quality.


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INCOME & GROWTH PORTFOLIO

     The Income & Growth Portfolio's investment objective is to seek dividend growth, current income and capital appreciation. The Portfolio normally invests in equity securities of the 1,500 largest companies traded in the United States (ranked by market capitalization).

INTERNATIONAL EQUITY PORTFOLIO

     The International Equity Portfolio's investment objective is to seek long-term growth of capital by investing in a portfolio consisting primarily of non-U.S. equity securities. Current income is a secondary objective. The Portfolio seeks to generate superior risk-adjusted returns by investing in quality companies that are currently undervalued. The Portfolio normally invests at least 80% of its assets in equity securities of issuers, wherever organized, who do business mainly outside the United States. Investments will be made in a variety of countries, with a minimum of five countries other than the United States. This includes countries with established economies as well as emerging market countries that MacKay Shields LLC, the Portfolio's Subadvisor, believes present favorable opportunities.

     The Portfolio's stock selection process favors well-established companies with stable earnings and below average debt. As a result, the Portfolio may not perform as well as its peers or benchmark during periods when the stock market favors the securities of businesses with low quality earnings, weak or high-risk business models or weak balance sheets.

     In making investments for the International Equity Portfolio, the Subadvisor believes that long-term share performance reflects "value creation" in the underlying business. Value-creating businesses are defined as those companies that are able to generate sustainable returns on capital above their cost of capital. The Subadvisor seeks long-term capital appreciation via bottom-up stock selection and favors cash flows over earnings. The investment discipline is biased towards owning quality companies with strong track records of creating shareholder value over the long run. The portfolio management team performs fundamental analysis on individual businesses, identifies stocks offering superior risk-adjusted returns and makes investments based on stock selection as opposed to regional allocation. The Portfolio also may buy and sell currencies on a spot or forward basis. Subject to compliance with applicable rules, futures contracts and related options may be used for any legally permissible purpose, including as a substitute for acquiring a basket of securities and to reduce transaction costs. The Portfolio also may purchase securities on a when-issued or forward commitment basis and engage in portfolio securities lending. The Portfolio may use all of these techniques (1) in an effort to manage cash flow and remain fully invested in the stock and currency markets, instead of or in addition to buying and selling stocks and currencies, or (2) in an effort to hedge against a decline in the value of securities or currencies owned by it or an increase in the price of securities which it plans to purchase. The Portfolio may also purchase and sell foreign currency exchange contracts and foreign currency options for purposes of seeking to enhance portfolio returns or to manage portfolio risk more efficiently. The Portfolio is not obligated to use any of these instruments, but may do so when the Subadvisor, in its discretion, believes it advisable.

LARGE CAP GROWTH PORTFOLIO

     The Large Cap Growth Portfolio's investment objective is to seek growth through long-term capital appreciation. The Portfolio normally invests at least 80% of its assets in large cap equity securities, and invests primarily in U.S. common stocks. These are companies having a market capitalization in excess of $4.0 billion at the time of purchase.


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MID CAP CORE PORTFOLIO

     The Mid Cap Core Portfolio's investment objective is to seek long-term growth of capital. The Portfolio normally invests at least 80% of its assets in companies with market capitalizations that at the time of investment are similar to the market capitalizations of companies in the Russell Midcap Index, and invests primarily in common stocks of U.S. companies.

     NYLIM, the Portfolio's Manager, seeks those mid-cap companies that it believes will outperform the average of the mid-cap universe. The Russell Midcap(R) Index is an unmanaged index that measures the performance of the 800 smallest companies in the Russell 1000(R) Index, and represents approximately 25% of the total market capitalization of the Russell 1000(R) Index. The market capitalizations of companies in this index fluctuate; as of the date of this SAI, the market capitalization range of the Russell Midcap(R) Index was $264 million to $22.5 billion.

MID CAP GROWTH PORTFOLIO

     The Mid Cap Growth Portfolio's investment objective is to seek long-term growth of capital. The Portfolio normally invests at least 80% of its assets in companies with market capitalizations that, at the time of investment, are similar to the market capitalizations of companies in the Russell Midcap Growth Index, and invests primarily in U.S. common stocks and securities related to U.S. common stocks. The market capitalizations of companies in this Index fluctuate; as of the date of this SAI, they range from $968 million to $22.5 billion. MacKay Shields LLC, the Portfolio's Subadvisor, will select investments based on the economic environment and the attractiveness of particular markets, as well as the financial condition and competitiveness of individual companies.

     The Russell Midcap Growth Index measures the performance of those Russell Midcap companies with higher price-to-book ratios and higher forecasted growth values. The stocks are also in the Russell 1000 Growth Index.

MID CAP VALUE PORTFOLIO

     The Mid Cap Value Portfolio's investment objective is to realize maximum long-term total return from a combination of capital appreciation and income. The Portfolio normally invests at least 80% of its assets in common and preferred stock of companies with market capitalizations that, at the time of investment, are similar to the companies in the Russell Midcap(R) Value Index. The market capitalizations of companies in this Index fluctuate; as of the date of this SAI, they range from $264 million to $20.8 billion. The Portfolio normally invests at least 80% of its assets in equity securities that MacKay Shields LLC, the Portfolio's Subadvisor, believes are undervalued when purchased, typically pay dividends although there may be non dividend-paying stocks if they meet the "undervalued" criterion and are listed on a national securities exchange or traded in the over-the-counter market.

     The Portfolio also may invest up to 20% of its assets in debt securities, U.S. government securities and cash or cash equivalents. The Portfolio also invests in convertible securities and real estate investment trusts ("REITs"). REITs are pooled investment vehicles that invest primarily in either real estate or real estate-related loans. The value of a REIT is affected by changes in the values of the properties owned by the REIT or securing mortgages held by the REIT. REITs are dependent upon cash flow from their investments to repay financing costs.

S&P 500 INDEX PORTFOLIO


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     The S&P 500 Index Portfolio's investment objective is to seek to provide investment results that correspond to the total return performance (and reflect reinvestment of dividends) of publicly traded common stocks represented by the S&P 500(R) Index. The Portfolio normally invests at least 80% of its net assets in stocks in the S&P 500(R) Index in the same proportion, to the extent feasible, as they are represented in the S&P 500(R) Index. Although the Portfolio normally seeks to remain substantially fully invested in securities in the S&P 500(R) , the Portfolio may invest temporarily in certain short-term money market instruments. Such securities may be used to invest uncommitted cash balances or to maintain liquidity to meet shareholder redemptions. The S&P 500(R) Index is an unmanaged index widely regarded as the standard for measuring large-cap U.S. stock market performance. Typically, companies included in the S&P 500(R) Index are the largest and most dominant firms in their respective industries. S&P 500(R) is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by the Fund.

SMALL CAP GROWTH PORTFOLIO

     The Small Cap Growth Portfolio's investment objective is to seek long-term capital appreciation. The Portfolio normally invests at least 80% of its assets in companies with market capitalizations that, at the time of investment, are comparable to companies in the Russell 2000(R) Index, a widely used benchmark for small cap stock performance, and invests primarily in common stocks, preferred stocks, warrants and other equity securities. The market capitalizations of companies in this Index fluctuate; as of the date of this SAI, they range from $27 million to $4.8 billion. MacKay Shields LLC, the Portfolio's Subadvisor, selects investments according to the economic environment and the attractiveness of particular markets and the financial condition and competitiveness of individual companies. The Russell 2000(R) Index measures the performance of the 2,000 smallest companies in the Russell 3000(R) Index, which represents approximately 8% of the total market capitalization of the Russell 3000(R) Index.

TOTAL RETURN PORTFOLIO

     The Total Return Portfolio's investment objective is to realize current income consistent with reasonable opportunity for future growth of capital and income. The Portfolio normally invests a minimum of 30% of its net assets in U.S. equity securities and a minimum of 30% of its net assets in U.S. debt securities.

VALUE PORTFOLIO

     The Value Portfolio's investment objective is to realize maximum long-term total return from a combination of capital growth and income. The Portfolio normally invests at least 65% of its total assets in common stocks (i) that MacKay Shields LLC, the Portfolio's Subadvisor, believes were "undervalued" (selling below their value) when purchased; (ii) that typically pay dividends, although there may be non-dividend paying stocks if they meet the "undervalued" criteria; and (iii) that are listed on a national securities exchange or are traded in the over-the-counter market.

CONSERVATIVE ALLOCATION PORTFOLIO

     The Conservative Allocation Portfolio's investment objective is to seek current income and, secondarily, long-term growth of capital. The Portfolio seeks to achieve its investment objective by normally investing approximately 60% (within a range of 50%-70%) of its assets in Underlying Income Portfolios and approximately 40% (within a range of 30%-50%) of its assets in Underlying Equity Portfolios. The Portfolio's fixed income component may include a money market component. For cash management purposes, the Portfolio may hold a portion of its assets directly in U.S. government securities, money market funds, cash, or cash equivalents.


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